EXHIBIT 99.1

NEW PEOPLES BANKSHARES INC

NEWS RELEASE

FOR IMMEDIATE RELEASE:
October 30, 2026

FOR MORE INFORMATION, CONTACT:
J.W. Kiser
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES THIRD QUARTER 2026 RESULTS

Honaker, Virginia – October 30, 2026

Financial Highlights for the Third Quarter of 2026

- Net income for the third quarter of 2026 was $3.5 million, or $0.15 per share.
- Net income for the nine months ended September 30, 2026 was $10.0 million, or $0.43 per share, compared to $7.2 million, or $0.30 per share, for the same period of 2025.
- Net interest margin was 4.12% for the third quarter of 2026 compared to 3.93% for the third quarter of 2025.
- Total loans held for investment were $747.8 million as of September 30, 2026, an increase of $38.2 million, or 5.39%, from $709.6 million as of December 31, 2025.
- Total deposits increased $59.5 million, or 7.45%, during the nine months ended September 30, 2026 to $857.7 million.
- The annualized return on average assets for the quarter was 1.45%.
- The annualized return on average equity for the quarter was 15.84%.
- New Peoples Bank remains well-capitalized with a leverage ratio of 11.32%.

Today, New Peoples Bankshares, Inc. (the "Company") (OTCID: NWPP), the holding company for New Peoples Bank, Inc. (the "Bank"), announced third quarter 2026 net income of $3.5 million, or $0.15 per share, as compared to $2.8 million, or $0.12 per share, for the third quarter of 2025, an increase of $752,000, or 27.27%. For the nine months ended September 30, 2026, net income was $10.0 million, or $0.43 per share, compared to $7.2 million, or $0.30 per share, in 2025.

J.W. Kiser, President and CEO of the Company, stated, "We are pleased to report another record quarter for net income, which also marks our sixth consecutive quarter of earnings growth. Third quarter net income of $3.5 million, or $0.15 per share, increased more than 27% compared to the third quarter of last year, and our net income of $10.0 million for the first nine months of 2026 is already approaching our earnings for all of 2025. Loan demand across our markets remained strong, with loans growing $38.2 million since year-end, and we were pleased with our deposit growth during the quarter, which was helped by the introduction of early direct deposit, a service that gives our customers faster access to their paychecks and other recurring deposits. Our results continue to reflect our focus on the fundamentals of community banking – disciplined loan and deposit pricing, sound credit practices, careful expense management, and taking care of our customers. We believe this consistent approach positions us well as we finish 2026 and continue to build long-term value for our shareholders."

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the quarter ended September 30, 2026 was $9.6 million, an increase of $1.0 million, or 11.67%, compared to the third quarter of 2025. Interest and dividend income increased $904,000 to $13.5 million due primarily to a $57.1 million increase in the average balance of earning assets combined with an increase of 3 basis points ("bps") in the yield on earning assets to 5.76% when compared to the third quarter of 2025. The loan portfolio was the primary driver, as the average balance of loans increased $38.4 million and the loan yield rose 10 bps to 6.41% compared to the third quarter of 2025. The improvement in the loan yield was partially offset by a 78 bps decline in the yield on interest-bearing deposits in other banks to 3.53% as short-term interest rates declined.

Also contributing to the improvement in net interest income was lower funding costs. While the average balance of interest-bearing liabilities increased $20.4 million, the cost decreased 16 bps to 2.53%, and total interest expense decreased $104,000 to $3.9 million during the third quarter of 2026 compared to the third quarter of 2025. The reduction in the cost of interest-bearing liabilities is primarily due to maturing time deposits repricing in a lower interest-rate environment, as the cost of time deposits decreased 30 bps to 3.32%, and declines in both the cost and balance of borrowed funds. The decrease in the average balance of borrowed funds was due to a $3 million principal payment on a borrowing from the Federal Home Loan Bank of Atlanta during the fourth quarter of 2025. In addition, the variable rate paid on the trust preferred securities decreased as overnight and short-term borrowing rates declined during the last half of 2025. A $21.7 million increase in the average balance of noninterest-bearing deposits also helped reduce the overall cost of funds by 15 bps to 1.78%. The net interest margin improved 19 bps to 4.12% for the quarter ended September 30, 2026, compared to 3.93% for the same period in 2025, due to the increase in the yield on earning assets and the decline in the cost of funds. The net interest spread widened by 19 bps to 3.23% for the third quarter of 2026 from 3.04% for the comparable period of 2025.

For the nine months ended September 30, 2026, net interest income totaled $27.9 million, an increase of $3.4 million, or 13.88%, as compared to the nine months ended September 30, 2025. The net interest margin increased 24 bps to 4.07% as compared to 3.83% for the same period in 2025. Net interest income improved due to growth in average earning assets, which increased $59.7 million, or 6.99%, to $914.2 million. In addition, the yield on earning assets improved 13 bps to 5.75% during the nine months ended September 30, 2026 compared to the same period in 2025. Interest expense for the nine months ended September 30, 2026 totaled $11.4 million, a decrease of $16,000, or 0.14%, from the same period in 2025, as a 16 basis-point decline in the cost of interest-bearing liabilities to 2.53% more than offset a $34.8 million increase in the average balance of interest-bearing liabilities.

Provision for Credit Losses

The provision for credit losses charged to the income statement for the quarter ended September 30, 2026 was $258,000 compared to $189,000 for the three months ended September 30, 2025. The provision expense for the third quarter of 2026 is primarily attributable to growth in the loan portfolio and an increase in specific reserves on individually evaluated loans. There were no changes to the qualitative factor percentages, loss methodology or economic forecasts used in the calculation of the allowance for credit losses during the third quarter of 2026, and historical loss rates were relatively unchanged from the prior quarter. There was an $8,000 recovery of credit losses on unfunded commitments for the third quarter of 2026 due to the decline in the construction loan commitments.

For the nine months ended September 30, 2026, the provision for credit losses totaled $561,000 as compared to $602,000 for the same period in 2025.

Noninterest Income

Noninterest income, totaling $2.7 million for the third quarter of 2026, increased $220,000, or 8.80%, compared to the quarter ended September 30, 2025. The improvement was driven primarily by a $136,000 increase in income from card processing and interchange income and a $143,000 increase in financial and investment services income. The improvements were partially offset by a $97,000 decline in service charges and fees.

For the nine months ended September 30, 2026, noninterest income totaled $7.9 million, an increase of $521,000 compared to the same period in 2025, driven primarily by a $357,000 increase in card processing and interchange income and a $217,000 increase in financial and investment services income, partially offset by a $147,000 decrease in service charges and fees.

Noninterest Expense

Noninterest expense was $7.5 million for the quarter ended September 30, 2026, an increase of $153,000, or 2.07%, compared to the third quarter of 2025. The increase was primarily attributable to contractual and inflationary price increases, higher salaries and employee benefits, and higher card processing expense associated with increased card activity, partially offset by reductions in other operating expense categories, including expenses for the debit card rewards program which was discontinued in the fourth quarter of 2025 and a $106,000 reduction in the expenses related to the core system conversion which was completed in October of 2025.

For the nine months ended September 30, 2026, noninterest expense totaled $22.1 million, an increase of $282,000, or 1.29%, over the same period in 2025. The increase primarily resulted from higher salaries and employee benefits and card processing expense, partially offset by lower occupancy and data processing costs, the discontinuance of the debit card rewards program, and the reduction in expenses related to the core system conversion.

Balance Sheet

Total assets as of September 30, 2026 were $973.7 million, an increase of $64.0 million, or 7.03%, from $909.7 million as of December 31, 2025. Loans held for investment of $747.8 million as of September 30, 2026 reflected an increase of $38.2 million, or 5.39%, from $709.6 million as of December 31, 2025. Loans held for sale of $1.3 million as of September 30, 2026 consist of the Company's credit card portfolio, which was transferred from loans held for investment during the second quarter of 2026 based on management's decision to sell the portfolio. The sale of the portfolio is not expected to be finalized until 2027. Liquid assets in the form of cash and cash equivalents increased $22.6 million, or 29.22%, during the first nine months of 2026, primarily as a result of deposit growth. Investment securities available for sale increased $2.7 million during the first nine months of 2026 due to purchases of $15.5 million offset by maturities, calls, payments and amortization of $9.0 million and a $3.3 million increase in the unrealized loss on securities available for sale.

Deposits totaled $857.7 million as of September 30, 2026, compared to $798.3 million as of December 31, 2025. The increase of $59.5 million, or 7.45%, was due to continued efforts to attract and retain money market account relationships combined with growth in noninterest-bearing demand deposits. During the third quarter, the Bank began offering early direct deposit, which makes eligible recurring electronic deposits, such as payroll and government benefit payments, available to customers up to two days before the scheduled payment date. Management estimates that approximately $14 million to $15 million of the $30.2 million increase in deposits during the third quarter was attributable to the implementation of early direct deposit, as eligible deposits are now credited to customer accounts up to two business days prior to the settlement date. The amount of deposits affected by early direct deposit at any period end will vary depending on the timing of the period end relative to customers' payment dates. Uninsured deposits as of September 30, 2026 were estimated at $151 million, or 17.6% of total deposits of the Bank.

As of September 30, 2026 and December 31, 2025, borrowed funds totaled $19.0 million.

Capital

During the nine months ended September 30, 2026, total shareholders' equity increased $4.8 million to $87.6 million due to net income of $10.0 million, which was offset by dividends paid to shareholders of $2.1 million, the repurchase of common stock totaling $98,000, and an increase in the unrealized loss on securities available for sale, net of the tax effects, of $3.0 million. Consequently, book value per share increased to $3.72 as of September 30, 2026 compared to $3.52 as of December 31, 2025. The Bank remains well-capitalized per regulatory guidance.

During the first nine months of 2026, the Company repurchased 27,701 shares of its common stock at an average price of $3.54 per share, all of which were repurchased during the first six months of the year. On July 20, 2026, the Board of Directors approved the termination of the Company's stock repurchase program. From the commencement of the repurchase plan in 2022 through its termination, 382,774 shares were repurchased at an average price of $2.61 per share.

Asset Quality

The allowance for credit losses on loans was $8.5 million, or 1.13% as a percentage of total loans, as of September 30, 2026, and $8.1 million, or 1.14%, as of December 31, 2025. The decrease in the allowance as a percentage of loans was primarily attributable to charge-offs recorded during the first six months of 2026 on two individually evaluated borrower relationships for which specific allowance allocations had been established at year-end. The $359,000 increase in the allowance for credit losses on loans during the first nine months of 2026 was attributable to provision expense associated with a larger loan portfolio, an increase in specific reserves on individually evaluated loans, and the modest adjustments to qualitative factors for geopolitical uncertainty related to the conflict in the Middle East and one-to-four-family residential mortgage loans made during the second quarter of 2026. During the

third quarter of 2026, the allowance for credit losses on loans increased $251,000, primarily due to loan growth and a $105,000 increase in specific reserves on individually evaluated loans.

The allowance for credit losses on unfunded commitments was $447,000 as of September 30, 2026, as compared to $471,000 as of December 31, 2025. The decrease in the allowance for credit losses on unfunded commitments was primarily due to a decrease in construction loan commitments, which carry a higher expected utilization rate.

Annualized net charge-offs (recoveries) as a percentage of average loans were 0.01% during the third quarter of 2026 compared to (0.02%) during the second quarter of 2026 and 0.10% during the third quarter of 2025. Annualized net charge-offs for the first nine months of 2026 and 2025 were 0.04% and 0.04%, respectively.

Nonperforming assets, which include nonaccrual loans, accruing loans past due 90 days or more, and other real estate owned, totaled $4.3 million as of September 30, 2026, an increase of $428,000 since year-end 2025 and an increase of $737,000 from June 30, 2026. Nonaccrual loans increased $664,000 during the third quarter of 2026, primarily due to one commercial real estate loan and several residential mortgage loans that were placed in nonaccrual status. There were no accruing loans past due 90 days or more as of September 30, 2026. Nonperforming assets as a percentage of total assets were 0.44% as of September 30, 2026 and 0.42% as of December 31, 2025.

Other real estate owned was $298,000 as of September 30, 2026, compared to $225,000 as of June 30, 2026 and $89,000 as of December 31, 2025. During the third quarter, one property with a carrying value of $94,000 was sold for a small loss and three new properties totaling $167,000 were foreclosed on and added to other real estate owned.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at https://newpeoples.bank/Bankshares-About-Us.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i) the success or failure of our efforts to implement the Company's business plan; (ii) any required increase in the Company's regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographic changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of current or future legislation or regulations or policies of state and federal regulators; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) advances and changes in technology, including artificial intelligence, and the Company's ability to develop timely and competitive products and services and effectively manage related risks; (xvi) customer acceptance of new products and services the Company has offered or may offer; (xvii) deposit flows and competition for deposits; (xviii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xix) the occurrence of significant natural disasters, including severe weather conditions, floods, health-related issues and other catastrophic events; (xx) geopolitical conditions, including

trade restrictions and tariffs, and acts or threats of terrorism, international hostilities, military conflicts or actions taken by the U.S. or other governments in response thereto, which could impact business and economic conditions in the U.S. and abroad; (xxi) the continued effective operation of our information technology systems and third-party service providers, including the stabilization and ongoing performance of our core processing platform following the system conversion during the fourth quarter of 2025; (xxii) the effects of cyber incidents or other failures, disruptions, or breaches of our operational or security systems, or those of our third-party vendors or other service providers, including as a result of cyber threats or attacks; (xxiii) our ability to assist in managing third-party fraud against customer accounts including but not limited to check, credit and debit card, and electronic funds transfer fraud; (xxiv) the Company's reliance on third-party vendors and correspondent banks; (xxv) changes in generally accepted accounting principles; (xxvi) changes in governmental regulations, tax rates and similar matters; and (xxvii) other risks which may be described, from time to time, in our filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2026 THROUGH SEPTEMBER 30, 2025
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Interest income – loans, including fees	$ 12,029	$ 11,710	$ 11,215	$ 11,175	$ 11,217
Interest income – federal funds sold	5	4	4	3	4
Interest income – interest-earning deposits with banks	656	687	638	753	644
Interest income – investments	784	751	698	697	702
Dividends on equity securities – restricted	39	36	42	41	42
Total interest and dividend income	13,513	13,188	12,597	12,669	12,609
Interest expense – deposits	3,613	3,544	3,534	3,699	3,674
Total interest expense	3,868	3,793	3,780	3,974	3,972
Net interest income	9,645	9,395	8,817	8,695	8,637
Provision for credit losses	258	63	240	204	189
Net interest income after provision for credit losses	9,387	9,332	8,577	8,491	8,448
Total non-interest income	2,719	2,520	2,630	2,562	2,499
Total non-interest expenses	7,530	7,381	7,233	7,253	7,377
Income tax expense	1,066	1,020	912	900	812
Net income	$ 3,510	$ 3,451	$ 3,062	$ 2,900	$ 2,758
Basic and diluted income per share *	$ 0.15	$ 0.15	$ 0.13	$ 0.12	$ 0.12

* - The sum of the quarterly net income per share may not equal the year-to-date income per share due to rounding.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2026 AND 2025
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	September 30, 2026	September 30, 2025
Interest income – loans, including fees	$ 34,954	$ 31,669
Interest income – federal funds sold	13	9
Interest income – interest-earning deposits with banks	1,981	1,999
Interest income – investments	2,233	2,115
Dividends on equity securities – restricted	117	126
Total interest and dividend income	39,298	35,918
Interest expense – deposits	10,691	10,573
Total interest expense	11,441	11,457
Net interest income	27,857	24,461
Provision for credit losses	561	602
Net interest income after provision for credit losses	27,296	23,859
Total non-interest income	7,869	7,348
Total non-interest expenses	22,144	21,862
Income tax expense	2,998	2,147
Net income	$ 10,023	$ 7,198
Basic and diluted income per share	$ 0.43	$ 0.30
Return on average shareholders' equity	15.61%	13.03%
Return on average assets	1.42%	1.09%

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)

	For the three-months ended				
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Key Performance Ratios					
Earning assets yield	5.76%	5.78%	5.69%	5.64%	5.73%
Cost of interest-bearing liabilities	2.53%	2.52%	2.55%	2.64%	2.69%
Cost of funds	1.78%	1.79%	1.84%	1.89%	1.93%
Net interest margin	4.12%	4.12%	3.99%	3.87%	3.93%
Return on average shareholders' equity	15.84%	16.28%	14.69%	14.13%	14.28%
Return on average assets	1.45%	1.47%	1.34%	1.25%	1.21%
Efficiency ratio[#]	60.89%	61.93%	63.17%	64.41%	66.24%
Loan-to-deposit ratio	87.19%	88.49%	87.39%	88.89%	88.48%
Asset Quality					
Allowance for credit losses to total loans	1.13%	1.12%	1.12%	1.14%	1.13%
Net charge-offs (recoveries) to average loans, annualized	0.01%	(0.02%)	0.14%	0.05%	0.10%
Nonaccrual loans to total loans	0.53%	0.45%	0.43%	0.51%	0.42%
Nonperforming assets to total assets	0.44%	0.38%	0.35%	0.42%	0.33%
Capital Ratios (Bank Only)					
Tier 1 leverage	11.32%	11.17%	11.00%	10.93%	10.80%
Tier 1 risk-based capital	15.57%	15.48%	15.13%	15.26%	14.80%
Total risk-based capital	16.82%	16.73%	16.38%	16.51%	16.05%
Total common equity tier 1 capital	15.57%	15.48%	15.13%	15.26%	14.80%

[#] - The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income, on a tax equivalent basis, and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance but cautions that such information should not be viewed as a substitute for, or more important than, operating results determined in accordance with GAAP. A comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
QUARTERS ENDED SEPTEMBER 30, 2026 THROUGH SEPTEMBER 30, 2025
(IN THOUSANDS)
(UNAUDITED)

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Total cash and cash equivalents	$ 99,773	$ 84,313	$ 92,893	$ 77,210	$ 80,710
Investment securities available for sale	99,180	98,610	96,860	96,433	96,153
Restricted stock, at cost	2,636	2,636	2,636	2,598	2,740
Loans held for sale	1,331	1,334	-	-	-
Loans receivable	747,821	732,260	723,305	709,587	707,272
Allowance for credit losses	(8,466)	(8,215)	(8,116)	(8,107)	(7,967)
All other assets	31,400	31,212	31,991	31,979	31,816
Total assets	973,675	942,150	939,569	909,700	910,724
Total deposits	857,720	827,479	827,654	798,266	799,376
Borrowed funds	18,986	18,986	18,986	18,986	21,986
Other liabilities	9,341	9,340	9,812	9,593	9,834
Total liabilities	886,047	855,805	856,452	826,845	831,196
Total shareholders' equity	87,628	86,345	83,117	82,855	79,528

NEW PEOPLES BANKSHARES, INC.
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCES, INCOME, EXPENSE, AND YIELDS AND RATES
QUARTERS ENDED SEPTEMBER 30, 2026 AND 2025

	2026			2025		
(Dollars are in thousands)	Average Balance	Income/ Expense	Yields/ Rates	Average Balance	Income/ Expense	Yields/ Rates
ASSETS						
Loans [1] [2]	$ 744,249	$ 12,029	6.41%	$ 705,820	$ 11,217	6.31%
Federal funds sold	570	5	3.71%	368	4	4.33%
Interest-bearing deposits in other banks	73,660	656	3.53%	59,234	644	4.31%
Securities [2]	112,567	823	2.92%	108,527	744	2.74%
Total earning assets	931,046	13,513	5.76%	873,949	12,609	5.73%
Less: Allowance for credit losses	(8,385)			(8,011)		
Non-earning assets	34,859			37,953		
Total assets	$ 957,520			$ 903,891		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 68,758	$ 111	0.64%	$ 71,615	$ 124	0.69%
Savings and money market deposits	231,199	1,113	1.91%	198,553	885	1.77%
Time deposits	285,829	2,389	3.32%	292,176	2,665	3.62%
Total interest-bearing deposits	585,786	3,613	2.45%	562,344	3,674	2.59%
Other borrowings	7,000	63	3.51%	10,000	89	3.51%
Trust preferred securities	11,986	192	6.26%	11,986	209	6.82%
Total borrowed funds	18,986	255	5.24%	21,986	298	5.31%
Total interest-bearing liabilities	604,772	3,868	2.53%	584,330	3,972	2.69%
Non-interest-bearing deposits	254,735			233,021		
Other liabilities	10,103			9,943		
Total liabilities	869,610			827,294		
Shareholders' equity	87,910			76,597		
Total liabilities and shareholders' equity	$ 957,520			$ 903,891		
Net interest income		$ 9,645			$ 8,637	
Net interest margin			4.12%			3.93%
Net interest spread			3.23%			3.04%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.
(2) Tax-exempt income is not significant and has been treated as fully taxable.

NEW PEOPLES BANKSHARES, INC.
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCES, INCOME, EXPENSE, AND YIELDS AND RATES
NINE MONTHS ENDED SEPTEMBER 30, 2026 AND 2025

	2026			2025		
(Dollars are in thousands)	Average Balance	Income/ Expense	Yields/ Rates	Average Balance	Income/ Expense	Yields/ Rates
ASSETS						
Loans (1) (2)	$ 729,850	$ 34,954	6.40%	$ 682,395	$ 31,669	6.20%
Federal funds sold	481	13	3.66%	262	9	4.38%
Interest-bearing deposits in other banks	73,356	1,981	3.61%	61,520	1,999	4.34%
Securities (2)	110,551	2,350	2.83%	110,358	2,241	2.71%
Total earning assets	914,238	39,298	5.75%	854,535	35,918	5.62%
Less: Allowance for credit losses	(8,296)			(7,919)		
Non-earning assets	36,245			37,425		
Total assets	$ 942,187			$ 884,041		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 71,472	$ 330	0.62%	$ 72,064	$ 389	0.72%
Savings and money market deposits	224,193	3,081	1.84%	193,514	2,495	1.72%
Time deposits	288,529	7,280	3.37%	280,683	7,689	3.66%
Total interest-bearing deposits	584,194	10,691	2.45%	546,261	10,573	2.59%
Other borrowings	7,000	186	3.51%	10,018	266	3.51%
Trust preferred securities	11,986	564	6.20%	12,052	618	6.76%
Total borrowed funds	18,986	750	5.21%	22,070	884	5.28%
Total interest-bearing liabilities	603,180	11,441	2.53%	568,331	11,457	2.69%
Non-interest-bearing deposits	243,315			232,139		
Other liabilities	9,846			9,736		
Total liabilities	856,341			810,206		
Shareholders' equity	85,846			73,835		
Total liabilities and shareholders' equity	$ 942,187			$ 884,041		
Net interest income		$ 27,857			$ 24,461	
Net interest margin			4.07%			3.83%
Net interest spread			3.22%			2.93%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.
(2) Tax-exempt income is not significant and has been treated as fully taxable.